NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: February 27, 2011

Original Conversion Price (subject to adjustment herein): $___

Debenture Number: ___

$________________

SPECIALTY BEVERAGE AND SUPPLEMENT, INC.

9% CONVERTIBLE SUBORDINATED DEBENTURE

DUE FEBRUARY 27, 2012

THIS CONVERTIBLE SUBORDINATED DEBENTURE is one of a series of duly authorized and validly issued 9% Convertible Subordinated Debentures of Specialty Beverage and Supplement, Inc., a Nevada corporation (the “Company”), having its principal place of business at 836 Grundy Avenue, Holbrook, NY 11741, designated as its 9% Convertible Subordinated Debenture due February 27, 2012 (the “Subordinated Debenture”). This Debenture is one of a series of 9% Convertible Subordinated Debenture with an aggregate principal amount of up to Four Million and no/100 dollars ($4,000,000).

FOR VALUE RECEIVED, the Company promises to pay to Seymour Flics or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $60,000.00 on February 27,2012 (the “Maturity Date”) or such earlier date as this Subordinated Debenture is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Subordinated Debenture in accordance with the provisions hereof. This Subordinated Debenture is subject to the following additional provisions:

Section 1. DEFINITIONS.  For the purposes hereof, in addition to the terms defined elsewhere in this Subordinated Debenture, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof; (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding; (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property; (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except any Saturday, any Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of conversion or exercise of the Subordinated Debentures), or (ii) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 51% of the aggregate voting power of the Company or the successor entity of such transaction, except as contemplated by the Merger, or (iii) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 51% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a one year period of more than one-half of the members of the Company’s Board of Directors which is not approved by a majority of those individuals who are members on the date hereof (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (v) the consummation of by the Company of a transaction to which the Company  is a party , providing for any of the events set forth in clauses (i) through (iv) above.

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“Conversion Date” shall have the meaning set forth in Section 4(b).

“Conversion Price” shall have the meaning set forth in Section 4(a).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Subordinated Debenture in accordance with the terms hereof or such shares of Pubco Common Stock issuable upon exchange of such shares of Common Stock in at the Effective Time in connection with the Merger.

“Subordinated Debenture Register” shall have the meaning set forth in Section 2(c).

“Effective Date” means the closing date of the Merger.

“Effective Time” means the effective time of the Merger pursuant to relevant law.

“Event of Default” shall have the meaning set forth in Section 6.

“Indebtedness” shall have the meaning given to it in the Purchase Agreement.

“Interest Payment Date” shall have the meaning set forth in Section 2(a).

“Interest Share Amount” shall have the meaning set forth in Section 2(a).

“Default Rate” shall have the meaning set forth in Section 2(d).

“Mandatory Default Amount” means the sum of (i) 100% of the outstanding principal amount of this Subordinated Debenture, plus 100% of accrued and unpaid interest hereon, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of this Subordinated Debenture.

“Merger” means the merger among the Company, Pubco and the Acquisition Sub pursuant to the Merger Agreement and the timely submission of all applicable filings with state and regulatory authorities in connection with such transaction anticipated to close on or about May 15, 2011.

“Merger Agreement” means the Agreement and Plan of Merger among the Company, Pubco, and the Acquisition Sub for the merger of the Acquisition Sub with and into the Company, with the Company as the surviving entity, to be entered into on or about May 15, 2011 pursuant to which the stockholders of the Company will exchange all of their Common Stock and Common Stock Equivalents for shares of Pubco Common Stock.

“New York Courts” shall have the meaning set forth in Section 8(d).

“Notice of Conversion” shall have the meaning set forth in Section 4(b).

“Original Issue Date” means the date of the first issuance of the Subordinated Debentures, regardless of any transfers of any Subordinated Debenture and regardless of the number of instruments that may be issued to evidence such Subordinated Debentures.

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“Permitted Indebtedness” means (a) the Indebtedness evidenced by the Subordinated Debentures, (b) the Indebtedness existing on the Original Issue Date and set forth on Schedule 3.1(y) attached to the Purchase Agreement, (c) lease obligations and purchase money indebtedness of up to $500,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, and (d) interest accruing after the date hereof on the aforesaid items.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been (if required to be) established in accordance with GAAP; (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; (c) Liens incurred in connection with Permitted Indebtedness under clauses (a), and (b) thereunder; and (d) Liens incurred in connection with Permitted Indebtedness under clause (c) thereunder, provided that such Liens are not secured by assets of the Company or its Subsidiaries other than the assets so acquired or leased.

“Pubco” means Mojo Incorporated, a Delaware company listed on the FINRA OTC Bulletin Board and currently reporting under the Exchange Act. From and after the Effective Time references to the Company shall be deemed to be references to Pubco.

“Pubco Common Stock” means the common stock of Pubco, and any other class of securities into which such securities may hereafter be reclassified or changed into.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of April _, 2011 among the Company and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” shall have the meaning set forth in the Purchase Agreement.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means the following markets or exchanges on which the Pubco Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

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“Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

Section 2.    INTEREST.

(a) Payment of Interest in Cash or Kind. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Subordinated Debenture at the rate of 9% per annum, payable on the Maturity Date (the “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash; provided however, that in the case of a Mandatory Conversion, interest shall be payable in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock at the Conversion Price (the dollar amount to be paid in Common Stock, the “Interest Share Amount”).

(b) Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made.  Payment of interest in Common Stock shall otherwise occur pursuant to Section 4(c)(ii) herein and, solely for purposes of the payment of interest in Common Stock, the Interest Payment Date shall be deemed the Conversion Date.  Interest shall cease to accrue with respect to any principal amount converted.  Interest hereunder will be paid to the Person in whose name this Subordinated Debenture is registered on the records of the Company regarding registration and transfers of this Subordinated Debenture (the “Subordinated Debenture Register”).

(d) Default Interest.  All overdue accrued and unpaid interest to be paid hereunder shall bear interest at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law (“Default Rate”) which shall accrue daily from the date such interest is due hereunder through and including the date of actual payment in full.

(e) Prepayment.  The Company may not prepay any or all of a portion of this Note without the consent of the Holder.

Section 3.    REGISTRATION OF TRANSFERS AND EXCHANGES.

(a) Different Denominations. This Subordinated Debenture is exchangeable for an equal aggregate principal amount of Subordinated Debentures of different authorized denominations, as requested by the Holder surrendering the same.  No service charge will be payable for such registration of exchange.

(b) Investment Representations. This Subordinated Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

(c) Reliance on Subordinated Debenture Register. Prior to due presentment for transfer to the Company of this Subordinated Debenture, the Company and any agent of the Company may treat the Person in whose name this Subordinated Debenture is duly registered on the Subordinated Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Subordinated Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

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Section 4.    CONVERSION.

(a) Conversion Price.  The conversion price in effect on any Conversion Date shall be equal to $0.25 (the “Conversion Price”). The Conversion Price is based upon a pre-money valuation of the Company of $17,850,000 and 51,000,000 shares of Pubco Common Stock at the Effective Time prior to the conversion of any Subordinated Debentures.

(b) Mandatory Conversion. Immediately after the effectiveness of the Merger, all of the then outstanding principal amount of this Subordinated Debenture plus accrued but unpaid interest, liquidated damages and other amounts owing to the Holder under this Subordinated Debenture shall automatically (and without the necessity of any further action by any person) convert into shares of Common Stock (a “Mandatory Conversion”). The conversion shall occur on the Effective Date (the “Conversion Date”). Within 3 Trading Days after the Conversion Date, the Company shall deliver to the Holder a written notice of such conversion (“Notice of Conversion”), provided that any failure to deliver such notice shall not invalidate the Mandatory Conversion.

(c) Mechanics of Conversion.

i.    Conversion Shares Issuable Upon Conversion of Principal Amount.  The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Subordinated Debenture to be converted by (y) the Conversion Price.

ii. Delivery of Certificate Upon Conversion. Not later than three (3) Trading Days after the Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder certificates of Pubco Common Stock the number of Conversion Shares being acquired upon the conversion of this Subordinated Debenture.

iii. Obligation Absolute.  If the Merger occurs, the Company’s obligations to cause Pubco to issue and deliver the Conversion Shares upon conversion of this Subordinated Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder.  The Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Subordinated Debenture shall have been sought and obtained.  In the absence of such injunction, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion.

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v. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Subordinated Debenture.  As to any fraction of a share which Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

viii. Transfer Taxes.  The issuance of certificates for shares of Common Stock or Pubco Common Stock on conversion of this Subordinated Debenture shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Subordinated Debenture and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 5.    NEGATIVE COVENANTS. As long as any portion of this Subordinated Debenture remains outstanding, the Company shall not, and shall not permit any of its subsidiaries (whether or not a Subsidiary on the Original Issue Date) to, directly or indirectly:

(a) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(b) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(c) amend its organizational document in any manner that materially and adversely affects any rights of the Holder;

(d) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a deminimis number of shares of its Common Stock or Common Stock Equivalents other than as to repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors during the term of this Subordinated Debenture;

(e) repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness, other than the Subordinated Debentures if on a pro-rata basis, other than regularly scheduled principal and interest payments as such terms are in effect as of the Original Issue Date or are extended after the Original Issue Date to permit later payment;

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(f) pay cash dividends or distributions on any equity securities of the Company;

(g) enter into any transaction with any Affiliate of the Company which, if the Company were a reporting company under Section 12 of the Exchange Act would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested members of the Board of Directors (even if less than a quorum otherwise required for board approval);

(h) during the period from and including the Original Issue Date to and including the Maturity Date, enter into any purchase, sale, merger or business combination transaction pursuant to which the business of another Person is combined with that of the Company, in whatever form, or enter into any other agreement or series of related agreements (including, without limitation, joint venture, sale of assets, license agreement, distribution agreement, etc.) or enter into any other transaction that would preclude the closing of the Merger, without the prior written consent of the holders of at least two-thirds in principal amount outstanding of the Subordinated Debentures; or

(h) enter into any agreement with respect to any of the foregoing.

Section 6.    EVENTS OF DEFAULT.

(a)    “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. any default in the payment of (A) the principal amount of any Subordinated Debenture or (B) interest, liquidated damages, if any, and other amounts owing to a Holder on any Subordinated Debenture, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within 10 Trading Days;

ii. the Company shall fail to observe or perform any other material covenant or agreement in a material respect contained in the Subordinated Debentures (other than a breach by the Company of its obligations to deliver Shares to the Holder upon conversion, which breach is addressed in clause (ix) below) which failure is not cured, if possible to cure, within the earlier to occur of (A) 10 Trading Days after notice of such failure is given by the Holder or by any other Holder to the Company and (B) 20 Trading Days after the Company has become or should have become aware of such failure;

iii. a material default or material event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents or (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary is obligated (and not covered by clause (vi) below);

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iv. any material representation or warranty made in this Subordinated Debenture, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v. the Company or any Subsidiary shall be subject to a Bankruptcy Event;

vi. the Company or any Subsidiary shall default on any of its obligations under:

(A) any mortgage, credit agreement or other facility, indenture agreement, factoring agreement, or

(B) other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that, in each case (a) involves an obligation greater than $100,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

vii. at the Effective Date the Pubco Common Stock shall not be listed for trading on a Trading Market;

viii. the Company shall be a party to any Change of Control Transaction, except for the Merger, or shall agree to sell or dispose of all or in excess of 45% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction);

ix. the Company shall fail for any reason to deliver certificates for the Common Stock to a Holder prior to the tenth (10th) Trading Day after a Conversion Date pursuant to Section 4(c) or the Company shall provide at any time notice to the Holder, including by way of public announcement, of the Company’s intention to not honor requests for conversions of any Subordinated Debentures in accordance with the terms hereof; or

x. any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary or any of their respective property or other assets for more than $100,000, and such judgment, writ or similar final process shall remain unvacated, unbonded and unstayed for a period of 30 calendar days.

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(b) Remedies Upon Event of Default. If any Event of Default occurs, the outstanding principal amount of this Subordinated Debenture, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election (made by giving written notice of such election to the Company), immediately due and payable in cash at the Mandatory Default Amount.  Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Subordinated Debenture, the interest rate on this Subordinated Debenture shall accrue at the Default Rate.  Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Subordinated Debenture to or as directed by the Company.  In connection with such acceleration described herein, except for the notice of election to accelerate mentioned above, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Subordinated Debenture until such time, if any, as the Holder receives full payment pursuant to this Section 6(b).  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 8.    SUBORDINATION. This Subordinated Debenture is unsecured in all respects. The Company covenants and agrees, and each holder of this Subordinated Debenture by acceptance hereof covenants and agrees, that the payment of the principal of and the interest on this Subordinated Debenture is hereby expressly subordinated and made subject to the prior payment in full of all Permitted Indebtedness outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed by the Company to the extent permitted in accordance with this Subordinated Debenture. Upon (i) the maturity of such Permitted Indebtedness, including by acceleration or otherwise, or (ii) any distribution of the assets of the Company upon dissolution, winding up, liquidation or reorganization of the Company, the holders of such Permitted Indebtedness are entitled to receive payment in full before the holders of this Subordinated Debenture are entitled to receive any payment. If in any of the situations referred to in clauses (i) and (ii) in the preceding sentence, a payment is made to the holders of this Subordinated Debenture before all applicable Permitted Indebtedness has been paid in full or provision has been made for such payment, the payment made to holders of such Subordinated Debenture must be paid over to the holders of such Permitted Indebtedness. This Debenture shall rank equally with the other Subordinated Debentures and the Company's other unsecured debt to the extent such other unsecured debt, by its express terms, is not superior in right of payment to this Subordinated Debenture with respect to receiving payments or other distributions.

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Section 8.    MISCELLANEOUS.

(a) Notices.  Any and all notices or other communications or deliveries to be provided by the Holder hereunder, shall be in writing and delivered personally, by facsimile, pdf or other electronic delivery, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth below, or such other email address, facsimile number or address as the Company may specify for such purpose by notice to the Holder delivered in accordance with this Section 8.  Any and all notices or other communications or deliveries to be provided by the Company hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to the Holder at the address set forth below.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic delivery at the facsimile number or email address specified in this Section 8 prior to 5:30 p.m. (New York City time), (ii) the Business Day immediately following the date of transmission, if such notice or communication is delivered via facsimile or electronic delivery at the facsimile number or email address specified in this Section 8 between 5:30 p.m. (New York City time) and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

If to the Company, to:

Specialty Beverage and Supplement Inc.

836 Grundy Avenue

Holbrook, NY 11741

Telephone: (631) 750-3195 ext 112

Facsimile: (631) 750-3088

Email: Petes@specialbev.com

Attention: Peter Scalise III, Chairman and CEO

If to the Holder, as set forth on the signature pages attached hereto.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Subordinated Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Subordinated Debenture at the time, place, and rate, and in the coin or currency, herein prescribed.  This Subordinated Debenture is a direct debt obligation of the Company.  This Subordinated Debenture ranks junior to Permitted Indebtedness, including Permitted Indebtedness existing on the Original Issue Date and set forth on Schedule 3.1(y) attached to the Purchase Agreement and pari passu with all other Subordinated Debentures now or hereafter issued under the terms set forth herein.

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(c) Lost or Mutilated Subordinated Debenture.  If this Subordinated Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Subordinated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Subordinated Debenture, a new Subordinated Debenture for the principal amount of this Subordinated Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Subordinated Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

(d) Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Subordinated Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, County of New York (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Subordinated Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Subordinated Debenture or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Subordinated Debenture, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver.  Any waiver by the Company or the Holder of a breach of any provision of this Subordinated Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Subordinated Debenture.  The failure of the Company or the Holder to insist upon strict adherence to any term of this Subordinated Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Subordinated Debenture.  Any waiver by the Company or the Holder must be in writing.

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(f) Severability.  If any provision of this Subordinated Debenture is invalid, illegal or unenforceable, the balance of this Subordinated Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Subordinated Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(g) Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day with interest calculated through the actual payment date.

(h) Headings.  The headings contained herein are for convenience only, do not constitute a part of this Subordinated Debenture and shall not be deemed to limit or affect any of the provisions hereof.

(i) Assumption.  Other than with respect to Pubco who shall assume all of the obligations of the Company under this Subordinated Debenture pursuant to the Merger Agreement, any successor to the Company shall (i) assume, prior to such transaction, all of the obligations of the Company under this Subordinated Debenture and the other Transaction Documents pursuant to written agreements in form and substance satisfactory to the Holder (such approval not to be unreasonably withheld or delayed) and (ii) issue to the Holder a new Subordinated Debenture of such successor entity evidenced by a written instrument substantially similar in form and substance to this Subordinated Debenture, including, without limitation, having a principal amount and interest rate equal to the principal amount and the interest rate of this Subordinated Debenture and having similar ranking to this Subordinated Debenture, which shall be satisfactory to the Holder (any such approval not to be unreasonably withheld or delayed).  The provisions of this Section 8(i) shall apply similarly and equally to successive transactions and shall be applied without regard to any limitations of this Subordinated Debenture.

(j) Unconditional Obligation. This Subordinated Debenture shall be deemed an unconditional obligation of Company for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Company by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which Holder and Company are parties or which Company delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Company’s obligations to Holder are deemed a part of this Subordinated Debenture, whether or not such other document or agreement was delivered together herewith or was executed apart from this Subordinated Debenture.

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IN WITNESS WHEREOF, the Company has caused this Subordinated Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

SPECIALTY BEVERAGE AND SUPPLEMENT, INC.

By: /s/ Peter Scalise III

Name: Peter Scalise III

Title: Chairman and Chief Executive Officer

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ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the 9% Convertible Subordinated Debenture due February 27,2012 of Specialty Beverage and Supplement, Inc., a Nevada corporation (the “Company”), into Common Stock, as of the date written below. If Common Stock is to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion:

Principal Amount of Subordinated Debenture to be Converted:

Number of shares of Common Stock to be issued:

Signature:

Name:

Address for Delivery of Common Stock:

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